Exhibit 10.6

THE BRIGHAM AND WOMEN’S HOSPITAL, INC.

EXCLUSIVE PATENT LICENSE AGREEMENT

BWH Agreement No: 107605.05
BWH Case Nos: 10706, 11049

This License Agreement (“Agreement”) is made as of the tenth day of November, 2010 (“Effective Date”), by and between Aridis Pharmaceuticals, LLC, a California corporation, having an office at 5941 Optical Court, San Jose, CA 95138 (“Company”) and The Brigham and Women’s Hospital, Inc., a not-for-profit Massachusetts corporation, with a principal place of business at 75 Francis Street, Boston, Massachusetts 02115 (“Hospital”), each referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

Hospital, as a center for patient care, research and education, is the owner of certain Patent Rights (defined below) and desires to grant a license of those Patent Rights to Company in order to benefit the public by disseminating the results of its research via the commercial development, manufacture, distribution and use of Products and Processes (defined below).

Hospital’s rights to the Patent Rights pertaining to BWH Invention 10706 and its rights to grant licenses to those Patent Rights are governed by an interinstitutional agreement between Hospital and Beth Israel Deaconess Medical Center (“BIDMC”) dated August 2, 2001 as amended on October 23, 2005.

Company has the capability to commercially develop, manufacture, distribute and use Products and Processes for public use and benefit and desires to license such Patent Rights.

For good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.                                      CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings, unless the context requires otherwise.

1.1                               “Affiliate” with respect to either Party shall mean any corporation or other legal entity other than that Party in whatever country organized, controlling, controlled by or under common control with that Party. The term “control” shall mean (i) in the case of Company, direct or indirect ownership of fifty percent (50%) or more of the voting securities having the right to elect directors, and (ii) in the case of Hospital, the power, direct or indirect, to elect or appoint fifty percent (50%) or more of the directors or trustees, or to cause direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

1.2                               “Claim” shall mean any pending or issued claim of any Patent Right that has not been permanently revoked, nor held unenforceable or invalid by a decision of a court or other

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended governmental agency of competent jurisdiction that is unappealable or unappealed in the time allowed for appeal.

1.3                               “Distributor” shall mean any third party entity to whom Company, a Company Affiliate or a Sublicensee has granted, express or implied, the right to distribute any Product or Process pursuant to Section 2.1(b)(ii).

1.4                               “First Commercial Sale” shall mean the initial Sale anywhere in the applicable License Territory of a Product or Process.

1.5                               “License Field” shall mean all therapeutic and prophylactic fields in the treatment of pseudomonas infections in humans and shall not include diagnostic uses, sale of antibodies as a research tool or any other field not specifically set forth herein.

1.6                               “License Territory” shall mean worldwide.

1.7                               “Net Sales” shall be calculated as set forth in this Section 1.7.

(a)                                 Subject to the conditions set forth below, “Net Sales” shall mean:

(i)                                     the gross amount billed or invoiced, or if no such bill or invoice is issued the amount received, whichever is greatest by Company and its Affiliates and Sublicensees for or on account of Sales of Products and Processes;

(ii)                                  less the following amounts:

(A)                               to the extent separately stated on the bill or invoice, actually paid by Company and its Affiliates in effecting such Sale:

1.        amounts repaid or credited by reason of rejection or return of applicable Products or Processes;

2.        reasonable and customary trade, quantity or cash rebates or discounts or chargebacks to the extent allowed and taken;

3.        amounts for outbound transportation, insurance, handling and shipping, but only to the extent separately invoiced in a manner that clearly specifies the charges applicable to the applicable Products; and

4.        taxes, customs duties and other governmental charges levied on or measured by Sales of Products or Processes, to the extent separately invoiced, whether paid by or on behalf of Company so long as Company’s price is reduced thereby, but not franchise or income taxes of any kind whatsoever.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

(B)                               the gross amount billed or invoiced, or if no such bill or invoice is issued the amount received, whichever is greatest, by Company and its Affiliates and Sublicensees for or on account of Sales of Products and Processes to Hospital and Hospital’s Affiliates

(b)                                 Specifically excluded from the definition of “Net Sales” are amounts attributable to any Sale of any Product or Process between or among Company and any Company Affiliate and/or Sublicensee, unless the transferee is the end purchaser, user or consumer of such Product or Process.

(c)                                  No deductions shall be made for any commissions paid to any individuals or for any costs or expenses of collections.

(d)                                 Net Sales shall be deemed to have occurred and the applicable Product or Process “Sold” on the earliest of the date of billing, invoicing, delivery or payment or the due date for payment.

(e)                                  If any Product or Process is Sold to an Affiliate at a discounted price that is lower than the customary price charged; or to any party for non-cash consideration (whether or not at a discount) or at a price that is unreasonably low; Net Sales shall be calculated based on the non-discounted cash amount charged to an independent third party for the Product or Process during the same Reporting Period or, in the absence of such transaction, on the fair market value of the Product or Process. Non-cash consideration that could affect any payment due to Hospital hereunder shall not be accepted without the prior written consent of Hospital.

1.8                               “Patent Rights” shall mean, inclusively, all issued and pending patent applications detailed in Appendix A-1, and/or the equivalent of such applications including any division, continuation (but not including continuation-in-part except where and to the extent covering the subject matter of the applications listed on Appendix A-1), foreign patent application, Letters Patent, and/or the equivalent thereof issuing thereon, and/or reissue, reexamination or extension thereof.

1.9                               “Process” shall mean any process, method or service the use or performance of which, in whole or in part, absent the license granted hereunder would infringe, or is covered by, one or more Claims of Patent Rights; or

1.10                        “Product” shall mean any article, device or composition, the manufacture, use, or sale of which, in whole or in part, absent the license granted hereunder would infringe, or is covered by, one or more Claims of Patent Rights.

1.11                        “Reporting Period” shall mean each three month period ending March 31, June 30, September 30 and December 31.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

1.12                        “Sell” (and “Sale” and “Sold” as the case may be) shall mean to sell or have sold, to lease or have leased, to import or have imported or otherwise to transfer or have transferred a Product or Process for valuable consideration (in the form of cash or otherwise), and further in the case of a Process to use or perform such Process for the benefit of a third party.

1.13                        “Sublicense Income” shall mean consideration in any form received by Company and/or Company’s Affiliate(s) attributable to a grant of a sublicense or any other right, license, privilege or immunity (regardless of whether such grantee is a “Sublicensee” as defined in this Agreement) to make, have made, use, have used, Sell or have Sold Products or Processes, including but not limited to option rights, but excluding consideration included within Net Sales. Sublicense Income shall include without limitation any license or option signing fee, license or option maintenance or annual fee, unearned portion of any minimum royalty payment, or distribution or joint marketing fee.

Sublicense Income shall not include reimbursement received by Company for actual costs incurred in research and development efforts, or consideration received for an equity interest in Company or Affiliates, or extensions of credit to or other investment in Company or Company’s Affiliates, unless and to the extent such consideration is not reasonably attributable to the equity or other interest received but is instead is reasonably attributable to a grant of sublicense as determined by agreement of the Parties or by an independent appraiser mutually agreeable to the Parties. Sublicensee consideration provided for research and development funding, equity interest, or extensions of credit shall be reported by Company in Sublicense reporting pursuant to Article 5 for Hospital’s information.

1.14                        “Sublicensee” shall mean any sublicensee of rights granted in accordance with Section 2.1(a)(ii). For purpose of this Agreement, a Distributor of a Product or Process shall not be included in the definition of Sublicensee unless such Distributor (i) is granted any right to make, have made, use or have used Products or Processes in accordance with Section 2.1(a)(ii), or (ii) has agreed to pay to Company or its Affiliate(s) royalties on such Distributor’s sales of Products or Processes, in which case such Distributor shall be a Sublicensee for all purposes of this Agreement.

2.                                      LICENSE

2.1                               Grant of License.

(a)                                 Subject to the terms of this Agreement and Hospital’s rights in Patent Rights, Hospital hereby grants to Company in the License Field in the License Territory:

(i)                                   an exclusive, royalty-bearing license under its and BIDMC’s rights in Patent Rights to make, have made, use, have used, Sell and have Sold Products and Processes;

(ii)                                the right to grant sublicenses under the rights granted in Section 2.1(a)(i) to Sublicensees, provided that in each case Company shall be responsible for the performance of any obligations of Sublicensees relevant to this

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Agreement as if such performance were carried out by Company itself, including, without limitation, the payment of any royalties or other payments provided for hereunder, regardless of whether the terms of any sublicense provide for such amounts to be paid by the Sublicensee directly to Hospital; and

(b)                                 The license granted in Section 2.1(a) above includes:

(i)                                   the right to grant to the final purchaser, user or consumer of Products the right to use such purchased Products in a method coming within the scope of Patent Rights within the License Field and License Territory; and

(ii)                                the right to grant a Distributor the right to Sell (but not to make, have made, use or have used) such Products and/or Processes for or on behalf of Company, its Affiliates and Sublicensees in a manner consistent with this Agreement.

(c)                                  The foregoing license grant shall include the grant of such license to any Affiliate of Company, provided that such Affiliate shall assume the same obligations as those of Company and be subject to the same terms and conditions hereunder; and further provided that Company shall be responsible for the performance of all of such obligations and for compliance with all of such terms and conditions by Affiliate. Company shall provide to Hospital a fully signed, non-redacted copy of each agreement with each Affiliate that assumes the aforesaid obligations, including all exhibits, attachments and related documents and any amendments, within thirty (30) days of request by Hospital.

2.2                               Sublicenses.  Each sublicense granted hereunder shall be consistent with and comply with all terms of this Agreement, shall incorporate terms and conditions sufficient to enable Company to comply with this Agreement, shall prohibit any further sublicense or assignment by a Sublicensee without Hospital consent (not to be unreasonably withheld) and shall provide that Hospital is a third party beneficiary thereof. Any sublicense granted by Company shall be subject to the prior written approval of Hospital to demonstrate conformance with these requirements, which approval shall not be unreasonably withheld. Company shall provide to Hospital a fully signed non-redacted copy of all sublicense agreements and amendments thereto, including all exhibits, attachments and related documents, within thirty (30) days of executing the same. Upon termination of this Agreement or any license granted hereunder for any reason, any sublicenses shall be addressed in accordance with Section 10.7. Any sublicense which is not in accordance with the forgoing provisions shall be null and void.

2.3                               Retained Rights; Requirements.  Any and all licenses granted hereunder are subject to:

(a)                                 the right of Hospital, BIDMC and their respective Affiliates and academic, government and not-for-profit institutions to make and to use the subject matter described and/or claimed in the Patent Rights for research and educational purposes; and

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

(b)                                 for Patent Rights supported by federal funding, the rights, conditions and limitations imposed by U.S. law (see 35 U.S.C. § 202 et seq. and regulations pertaining thereto), including without limitation:

(i)                                   the royalty-free non-exclusive license granted to the U.S. government; and

(ii)                                the requirement that any Products used or sold in the United States shall be manufactured substantially in the United States or that appropriate waivers be obtained by Company.

2.4                               No Additional Rights. It is understood that nothing in this Agreement shall be construed to grant Company or any of its Affiliates a license, express or implied, under any patent owned solely or jointly by Hospital or BIDMC, other than the Patent Rights expressly licensed hereunder. Hospital and BIDMC shall have the right to license any Patent Rights to any other party for any purpose outside of the License Field or the License Territory.

3.                                      DUE DILIGENCE OBLIGATIONS

3.1                               Diligence Requirements. Company shall provide to Hospital a development plan covering development of Products or Processes. Company shall use, and shall cause its Affiliates and Sublicensees, as applicable, to use best efforts to pursue the development plan, and to develop and make available to the public Products and Processes throughout the License Territory in the License Field, and shall provide annual progress reports (per Section 5). Such efforts shall include achieving, subject to section 3.2, the following benchmarks within the time periods designated below following the Effective Date:

(a)                                 Pre-Sales Requirements.

(i)                                   Company shall make best efforts to follow the research and development plan attached hereto as Appendix B, and shall submit annual progress reports to Hospital on each anniversary of the Effective Date; and

(ii)                                Within three (3) years of the Effective Date, Company will commence a Phase I clinical trial; and

(iii)                             Within five (5) years of the Effective Date, Company will commence a Phase II clinical trial; and

(iv)                            Within eight (8) years of the Effective Date, Company will commence a Phase III clinical trial; and

(v)                               Within ten (10) years of the Effective Date, Company will file an NDA for a Product.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

(b)                                 Post-Sales Requirements.

(i)                                   Following the First Commercial Sale in any country in the License Territory, Company shall itself or through its Affiliates and/or Sublicensees make continuing Sales in such country without any elapsed time period of one (1) year or more in which such Sales do not occur, unless Company can demonstrate to Hospital’s reasonable satisfaction that such lapse in sales is (a) consistent with reasonable commercial practice (and due to no intent to minimize or exclude royalties or fees under this Agreement ); or (b) is caused by factors beyond the control of Company . Company shall itself or through an Affiliate or Sublicensee make such First Commercial Sale within the United States within fifteen (15) years after the Effective Date of this Agreement.

3.2                               Diligence Failures. The benchmark dates set out in Section 3.1 shall be material obligations of this Agreement. Company shall demonstrate compliance with the benchmark dates set out in Section 3.1. If events or difficulties encountered by Company in the development of Products or Processes occur that Company can demonstrate to Hospital’s reasonable satisfaction are not due to Company’s (or Affiliates or Sublicensees, as the case may be) failure to exercise commercially reasonable efforts, and Company (or Affiliates or Sublicensees, as the case may be) has taken commercially reasonable effective steps to correct the failure, in which case Hospital shall agree to an extension of one year of the time allowed for achieving the benchmarks detailed in Section 3.1 above (or, in Hospital’s sole discretion, such longer period as is demonstrated by Company to be required for diligent development), providing that Company shall notify Hospital, in writing, the reason for the delay no later than sixty (60 days) prior to the date of the relevant diligence benchmark, and such writing shall state Company’s plan to facilitate achievement of the relevant benchmark within the one year extension period, and by paying to Hospital a non-refundable, non-creditable extension fee of $50,000 within thirty (30) days of sending such notice to Hospital. Company shall be entitled to no more than one extension for any individual benchmark described in Section 3.1, and no more than a total of two extensions in the aggregate.

3.3                               Diligence Reports. Company shall provide all reports with respect to its obligations under Section 3.1 as set forth in Section 5.

4.                                      PAYMENTS AND ROYALTIES

4.1                               License Issue Fee. Company shall pay Hospital a non-refundable license issue fee in the amount of [***]payable as follows:

[***]due six (6) months after the Effective Date, and
[***] due twelve (12) months after the Effective Date.

4.2                               Patent Cost Reimbursement. Company shall reimburse Hospital for all unreimbursed costs associated with the preparation, filing, prosecution and maintenance of all Patent Rights (“Patent Costs”) within thirty (30) days of Company’s receipt of an invoice for such Patent Costs either from Hospital or Hospital’s patent counsel, or at Hospital’s request Company shall pay such invoices directly to Hospital’s patent counsel. It is agreed that no earlier than October 1,

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

2010, Hospital shall provide Company with an invoice for those unreimbursed Patent Costs incurred by Hospital prior to November 10, 2005, which after appropriate credits for option fees paid by Company to Hospital are approximately[***].

Company agrees to indemnify, defend and hold Hospital harmless from and against any and all liabilities, damages, costs and expenses arising from the failure of Company to timely pay such invoices and Patent Costs. Hospital shall instruct patent counsel to provide copies to Hospital for Hospital’s administrative files of all invoices detailing Patent Costs which are sent directly to Company. If Company pays any Patent Costs directly, Company shall advise patent counsel that Hospital is and shall remain patent counsel’s client.

Should Hospital license the Patent Rights to a third party for use outside the Field, then Hospital shall inform Company and agree with Company to an appropriate pro rata reduction (based on the reasonable costs of prosecution associated with Patent Rights licensed to such third party) in Company’s contribution to the Patent Costs.

4.3                               Annual License Fee; Annual Minimum Royalty.

(a)                                 Before First Commercial Sale. Prior to the First Commercial Sale, Company shall pay to Hospital a non-refundable annual license fee of ten thousand dollars [***]within sixty (60) days after the anniversary of the Effective Date, beginning on the second anniversary of the Effective Date, and on each subsequent anniversary of the Effective Date thereafter.

(b)                                 After First Commercial Sale. Following the First Commercial Sale, Company shall pay Hospital a non-refundable minimum annual royalty in the amount of [***] per year within sixty (60) days after each annual anniversary of the Effective Date. The annual minimum royalty shall be credited against royalties subsequently due on Net Sales made during the same calendar year, if any, but shall not be credited against royalties due on Net Sales made in any other year.

4.4                               Milestone Payments. In addition to the payments set forth in Sections 4.1 through 4.3 above, Company shall pay Hospital milestone payments of up to eight hundred and ten thousand dollars [***], as follows:

(a)                                 [***] within sixty (60) days of completion of Phase I clinical studies necessary for complete regulatory application for first Product; and

(b)                                 [***] within sixty (60) days of completion of a Phase II clinical study for the first Product.

(c)                                  [***] within sixty (60) days of completion of a Phase III clinical for the first Product

(d)                                 [***] upon FDA approval of first Product.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

(e)                                  [*** ]upon FDA approval of first Product labeled for use in cystic fibrosis patients with both early stage (non-mucoid form) and late stage (mucoid form) pseudomonas infections.

(f)                                   [***] upon FDA approval of first Product labeled for use in treatment or prevention of hospital acquired pneumonia.

4.5                               Royalties and Sublicense Income.

(a)                                 Beginning with the First Commercial Sale in any country in the License Territory, Company shall pay Hospital, during the term of any license granted under Section 2.1(a)(i), a royalty of [***] of the Net Sales of all Products and Processes. If Company is legally required to make royalty payments to one or more third parties in order to produce and sell Products or Processes, Company may offset a total of [***] of such third party payments against any royalty due to BWH in the same reporting period, provided that in no event shall the royalty payments when aggregated with any offsets and credits allowed under the license agreement be reduced by more than [***] in any reporting period; and

(b)                                 Company shall pay Hospital [***] of any and all Sublicense Income, received by Company prior to initiation of a Phase I clinical trial, and [***] of any and all Sublicense Income received by Company after initiation of a Phase I clinical trial. Where Company pays a royalty to Hospital hereunder for any Sublicensee payment based upon a milestone listed in Section 4.4, Company shall receive a credit in the amount of that royalty against payments due to Hospital under Section 4.4 for the same milestone.

(c)                                  All payments due to Hospital under this Section 4.5 shall be due and payable by Company within thirty (30) days after the end of each Reporting Period, and shall be accompanied by a report as set forth in Sections 5.3 and 5.4.

4.6                               Form of Payment. All payments due under this Agreement shall be drawn on a United States bank and shall be payable in United States dollars. Each payment shall reference this Agreement and its Agreement Number and identify the obligation under this Agreement that the payment satisfies. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States, as reported in The Wall Street Journal, on the last working day of the applicable Reporting Period. Such payments shall be without deduction of exchange, collection or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of Net Sales.

Checks for all payments due to the Hospital under this Agreement shall be made payable to the Hospital and addressed as set forth below:

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Brigham and Women’s Hospital
BOA-Lockbox Services
PCSR Lockbox #415007
MA5-527-02-07
2 Morrissey Blvd
Dorchester, MA 02125

Reference Agreement #: A107605.05

Payments via wire transfer should be made as follows:

ACH Credit:
Federal Reserve Wire:
SWIFT Code:
Account
Brigham and Women’s Hospital
Bank of America
100 Federal Street
Boston, MA 02110

Reference Agreement #: A107605.05

4.7                               Overdue Payments. The payments due under this Agreement shall, if overdue, bear interest beginning on the first day following the Reporting Period to which such payment was incurred and until payment thereof at a per annum rate equal to [***] above the prime rate in effect on the due date as reported by The Wall Street Journal, such interest rate being compounded on the last day of each Reporting Period, not to exceed the maximum permitted by law. Any such overdue payments when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not preclude Hospital from exercising any other rights it may have as a consequence of the lateness of any payment.

5.                                      REPORTS AND RECORDS

5.1                               Diligence Reports. Within sixty (60) days after the end of each calendar year, Company shall report in writing to Hospital on progress made toward the objectives set forth in Section 3.1 during such preceding 12 month period, including, without limitation, progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing and the number of sublicenses entered into and marketing.

5.2                               Milestone Achievement Notification. Company shall report to Hospital the dates on which it achieves the milestones set forth in Section 4.4 within sixty (60) days of each such occurrence.

5.3                               Sales Reports. Company shall report to Hospital the date of the First Commercial Sale in each country of the License Territory within thirty (30) days of each such occurrence. Following the First Commercial Sale, Company shall deliver reports to Hospital within forty-five (45) days

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended after the end of each Reporting Period (sixty (60) days, if Sublicensee earned royalties are to be reported). Each report under this Section 5.4 shall have substantially the format outlined in Appendix C, shall be certified as correct by an officer of Company and shall contain at least the following information as may be pertinent to a royalty accounting hereunder for the immediately preceding Reporting Period:

(a)                                 the number of Products and Processes Sold by Company, its Affiliates and Sublicensees in each country;

(b)                                 the amounts billed, invoiced and received by Company, its Affiliates and Sublicensees for each Product and Process, in each country, and total billings or payments due or made for all Products and Processes;

(c)                                  calculation of Net Sales for the applicable Reporting Period in each country, including an itemized listing of permitted offsets and deductions;

(d)                                 total royalties payable on Net Sales in U.S. dollars, together with the exchange rates used for conversion; and

(e)                                  any other payments due to Hospital under this Agreement.

If no amounts are due to Hospital for any Reporting Period, the report shall so state.

5.4                               Sublicense Income Reports. Company shall, along with delivering payment as set forth in Section 4.6, report to Hospital within thirty (30) days of receipt the amount of all Sublicense Income received by Company, and Company’s calculation of the amount due and paid to Hospital from such income, including an itemized listing of the source of income comprising such consideration, and the name and address of each entity making such payments in substantially the format outlined in Appendix D.

5.5                               Audit Rights. Company shall maintain, and shall cause each of its Affiliates and Sublicensees to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to Hospital in relation to this Agreement, which records shall contain sufficient information to permit Hospital and its representatives to confirm the accuracy of any payments and reports delivered to Hospital and compliance in all other respects with this Agreement. Company shall retain and make available, and shall cause each of its Affiliates and Sublicensees to retain and make available, such records for at least five (5) years following the end of the calendar year to which they pertain, to Hospital and/or its representatives and upon at least fifteen (15) days’ advance written notice, for inspection during normal business hours, to verify any reports and payments made and/or compliance in other respects under this Agreement. If any examination conducted by Hospital or its representatives pursuant to the provisions of this Section show an underreporting or underpayment of five percent (5%) or more in any payment due to Hospital hereunder, Company shall bear the full cost of such audit and shall remit any amounts due to Hospital (including interest due in accordance with Section 4.7) within thirty (30) days of receiving notice thereof from Hospital.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

6.                                      PATENT PROSECUTION AND MAINTENANCE

6.1                               Prosecution. Hospital shall be responsible for the preparation, filing, prosecution and maintenance of all patent applications and patents included in Patent Rights. Company shall reimburse Hospital for Patent Costs incurred by Hospital relating thereto in accordance with Section 4.2.

6.2                               Copies of Documents. With respect to any Patent Right licensed hereunder, Hospital shall instruct the patent counsel prosecuting such Patent Right to (i) copy Company on patent prosecution documents that are received from or filed with the United States Patent and Trademark Office and foreign equivalent, as applicable; (ii) provide Company with copies of draft submissions to the USPTO prior to filing with reasonable time to allow for review by Company; and (iii) give consideration to the comments and requests of Company or its patent counsel.

6.3                               Company’s Election Not to Proceed. Company may elect to surrender any patent or patent application in Patent Rights in any country upon sixty (60) days advance written notice to Hospital (at Company request, Hospital will provide advice about whether it would intend to proceed with maintenance or prosecution of a specific patent or patent application should Company elect to surrender rights in the applicable Patent Rights). Such notice shall relieve Company from the obligation to pay for future Patent Costs but shall not relieve Company from responsibility to pay Patent Costs incurred prior to the expiration of the sixty (60) day notice period. Such U.S. or foreign patent application or patent shall thereupon cease to be a Patent Right hereunder, Company shall have no further rights therein and Hospital shall be free to license its rights to that particular U.S. or foreign patent application or patent to any other party on any terms.

6.4                               Confidentiality of Prosecution and Maintenance Information. Company agrees to treat all information related to prosecution and maintenance of Patent Rights as Confidential Information in accordance with the provisions of Appendix E.

7.                                      THIRD PARTY INFRINGEMENT AND LEGAL ACTIONS

7.1                               Company Right to Prosecute. Company will protect its Patent Rights from infringement and prosecute infringers when, in its sole judgment, such action may be reasonably necessary, proper and justified. If Hospital shall have supplied Company with written evidence demonstrating to Company’s reasonable satisfaction prima facie infringement of a claim of a Patent Right in the License Field in the License Territory by a third party which poses a material threat to Hospital’s rights under this Agreement, Hospital may by notice request Company to take steps to protect such Patent Right. Company shall notify Hospital within three (3) months of the receipt of such notice whether Company intends to prosecute the alleged infringement. If Company notifies Hospital that it intends to so prosecute, Company shall, within three (3) months of its notice to Hospital either (i) cause such infringement to terminate, or (ii) initiate legal proceedings against the infringer.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

7.2                               Hospital Right to Prosecute. Company may and shall have the first right to, upon notice to Hospital, initiate legal proceedings against the infringer at Company’s expense with respect to a claim of a Patent Right in the License Field in the License Territory. Or, in the event Company notifies Hospital that Company does not intend to prosecute infringement identified under Section 7.1, Hospital may, upon notice to Company, initiate legal proceedings against the infringer at Hospital’s expense with respect to a claim of a Patent Right in the License Field in the License Territory.

Before commencing an infringement action, Company and, as applicable, any Affiliate, shall consult with Hospital, concerning, among other things, Company’s standing to bring suit, the advisability of bringing suit, the selection of counsel and the jurisdiction for such action (provided Company must have Hospital’s reasonable prior written consent with respect to selection of jurisdiction for any action in which Hospital may be joined as a party-plaintiff) and shall use reasonable efforts to accommodate the views of Hospital regarding the proposed action, including without limitation with respect to potential effects on the public interest. Company shall be responsible for all costs, expenses and liabilities in connection with any such action and shall indemnify and hold Hospital harmless therefrom, regardless of whether Hospital is a party-plaintiff, except for the expense of any independent counsel retained by Hospital in accordance with Section 7.5 below.

7.3                               Hospital Joined as Party-Plaintiff. If Company elects to commence an action as described in Section 7.1 or 7.2 above, Hospital shall have, in its sole discretion, the option to join such action as a party-plaintiff. If Hospital is required by law to join such action as a party-plaintiff, Hospital may either, in its sole discretion, permit itself to be joined as a party-plaintiff at the sole expense of Company, or assign to Company all of Hospital’s right, title and interest in and to the Patent Right which is the subject of such action (subject to all of Hospital’s obligations to the government under law and any other rights that others may have in such Patent Right). If Hospital makes such an assignment, such action by Company shall thereafter be brought or continued without Hospital as a party; provided, however, that Hospital shall continue to have all rights of prosecution and maintenance with respect to Patent Rights and Company shall continue to meet all of its obligations under this Agreement as if the assigned Patent Right were still licensed to Company hereunder.

7.4                               Notice of Actions; Settlement. Company shall promptly inform Hospital of any action or suit relating to Patent Rights and shall not enter into any settlement, consent judgment or other voluntary final disposition of any action relating to Patent Rights, including but not limited to appeals, without the prior written consent of Hospital.

7.5                               Cooperation. Each Party agrees to cooperate reasonably in any action under Section 7 which is controlled by the other Party, provided that the controlling party reimburses the cooperating party for any costs and expenses incurred by the cooperating party in connection with providing such assistance, except for the expense of any independent counsel retained by the cooperating party in accordance with this Section 7.5. Such controlling party shall keep the cooperating party informed of the progress of such proceedings and shall make its counsel available to the cooperating party. The cooperating party shall also be entitled to independent

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended counsel in such proceedings but at its own expense, said expense to be offset against any damages received by the Party bringing suit in accordance with Section 7.6.

7.6                               Recovery. Any award paid by third parties as the result of such proceedings (whether by way of settlement or otherwise) shall first be applied to reimbursement of any legal fees and expenses incurred by either Party, and then the remainder shall be divided between the Parties as follows:

(a)                                 (i)                                     Company shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales , or whichever measure of damages the court shall have applied; and

(ii)                                  Hospital shall receive an amount equal to the royalties and other amounts that Company would have paid to Hospital if Company had Sold the infringing Products and Services rather than the infringer; and

(b)                                 the balance, if any, remaining after Company and Hospital have been compensated under Section 7.6(a) shall be shall be shared 2/3 to the Party electing to pursue and 1/3 to the other Party.

8.                                      INDEMNIFICATION AND INSURANCE

8.1                               Indemnification.

(a)                                 Company shall indemnify, defend and hold harmless Hospital, and its Affiliates and their respective trustees, directors, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns, as well as BIDMC and its Affiliates and their respective trustees, directors, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (collectively, the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of contract, tort, warranty, or strict liability) concerning any licensed Product or Process made, used, or sold or performed pursuant to any right or license granted under this Agreement.

(b)                                 Company agrees, at its own expense, to provide attorneys reasonably acceptable to the Hospital and BIDMC to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought; provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of Company, if representation of such Indemnitee by counsel retained by Company would be inappropriate because of conflict of interests of such Indemnitee and any other party represented by such counsel. Company agrees to

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended keep Hospital and BIDMC informed of the progress in the defense and disposition of such claim and to consult with Hospital and BIDMC prior to any proposed settlement.

(c)                                  This section 8.1 shall survive expiration or termination of this Agreement.

8.2                               Insurance.

(a)                                 Beginning at such time as any such licensed Product or Process is being commercially distributed, sold, leased or otherwise transferred, or performed or used (other than for the purpose of obtaining regulatory approvals), by Company, an Affiliate or Sublicensee, Company shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Company’s indemnification under Section 8.1 of this Agreement. If Company elects to self-insure or have Affiliates or Sublicensees arrange for self-insurance including Company’s obligations hereunder all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to the Hospital and the Risk Management Foundation. The minimum amounts of insurance coverage required under this Section 8.2 shall not be construed to create a limit of Company’s liability with respect to its indemnification under Section 8.1 of this Agreement.

(b)                                 Company shall provide Hospital with written evidence of such insurance upon request of Hospital. Company shall provide Hospital with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if Company does not obtain replacement insurance providing comparable coverage prior to the expiration of such fifteen (15) day period, Hospital shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

(c)                                  Company shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any such licensed Product or Process is being commercially distributed, sold, leased or otherwise transferred, or performed or used (other than for the purpose of obtaining regulatory approvals), by Company or by a licensee, affiliate or agent of Company and (ii) a reasonable period after the period referred to in (c) (i) above which in no event shall be less than fifteen (15) years.

(d)                                 This section 8.2 shall survive expiration or termination of this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

9.                                      DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY

9.1                               Title to Patent Rights. To the best knowledge of Hospital’s Office of Research, Ventures and Licensing, Hospital is the sole owner by assignment of the Patent Rights associated with Invention 11049, and is co-owner with BIDMC of the Patent Rights associated with Invention 10706, and has the authority to enter into this Agreement and license the Patent Rights to Company hereunder. During the term of this Agreement, Hospital shall maintain the interinstitutional agreement (a redacted copy is attached as appendix hereto) with BIDMC in full force and effect.

9.2                               No Warranties. HOSPITAL AND BIDMC MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, CONCERNING THE PATENT RIGHTS AND THE RIGHTS GRANTED HEREUNDER, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AND HEREBY DISCLAIMS THE SAME. SPECIFICALLY, AND NOT TO LIMIT THE FOREGOING, HOSPITAL AND BIDMC MAKE NO WARRANTY OR REPRESENTATION (i) REGARDING THE VALIDITY OR SCOPE OF ANY OF THE CLAIM(S), WHETHER ISSUED OR PENDING, OF ANY OF THE PATENT RIGHTS, AND (ii) THAT THE EXPLOITATION OF THE PATENT RIGHTS OR ANY PRODUCT WILL NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF HOSPITAL, BIDMC, OR OF ANY THIRD PARTY.

9.3                               Limitation of Liability. IN NO EVENT SHALL HOSPITAL, BIDMC, OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THE RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS, MEDICAL OR PROFESSIONAL STAFF, EMPLOYEES AND AGENTS OF HOSPITAL, BIDMC OR THEIR RESPECTIVE AFFILIATES BE LIABLE TO LICENSEE OR ANY OF ITS AFFILIATES, SUBLICENSEES OR DISTRIBUTORS FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE LICENSE OR RIGHTS GRANTED HEREUNDER, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, INCLUDING WITHOUT LIMITATION ECONOMIC DAMAGES OR INJURY TO PROPERTY OR LOST PROFITS, REGARDLESS OF WHETHER HOSPITAL OR BIDMC SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

10.                               TERM AND TERMINATION

10.1                        Term. The term of this Agreement shall commence on the Effective Date and shall remain in effect until the date on which all issued patents and filed patent applications within the Patent Rights have expired or been abandoned, unless this Agreement is terminated earlier in accordance with any of the other provisions of Section 10.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

10.2                        Termination for Failure to Pay. If Company fails to make any payment due hereunder, and if such default has not been cured within thirty (30) days after notice by Hospital in writing of such default, Hospital may immediately terminate this Agreement, and/or any license granted hereunder at the end of said thirty (30) day cure period. Company shall be entitled to no more than two such cure periods in a calendar year; in the event of a third failure to make payment on time within a calendar year, Hospital shall have the right to terminate the Agreement immediately upon written notice.

10.3                        Termination for Insurance and Insolvency.

(a)                                 Insurance. Hospital shall have the right to terminate this Agreement in accordance with Section 8.2(b) if Company fails to maintain the insurance required by Section 8.2.

(b)                                 Insolvency and other Bankruptcy Related Events. Hospital shall have the right to terminate this Agreement immediately upon written notice to Company with no further notice obligation or opportunity to cure if Company: (i) shall become insolvent; (ii) shall make an assignment for the benefit of creditors; or (iii) or shall have a petition in bankruptcy filed for or against it and such proceeding is not dismissed within ninety (90) days after the filing thereof.

10.4                        Termination for Non-Financial Default. If Company, any of its Affiliates or any Sublicensee shall default in the performance of any of its other obligations under this Agreement not otherwise covered by the provisions of Section 10.2 and 10.3, including but not limited to diligence benchmarks in accordance with Sections 3.1 and 3.2 above, and if such default has not been cured within sixty (60) days after notice by Hospital in writing of such default, Hospital may immediately terminate this Agreement, and/or any license granted hereunder with respect to the country or countries in which such default has occurred, at the end of said sixty (60) day cure period. Hospital shall also have the right to terminate this Agreement and/or any such license immediately, upon written notice, in the event of three or more repeated defaults even if cured within such sixty (60) day period.

10.5                        Challenging Validity. During the term of this Agreement, Company shall not challenge, and shall restrict Company Affiliates and Sublicensees from challenging, the validity of the Patent Rights and in the event of any breach of this provision Hospital shall have the right to terminate this Agreement and any license granted hereunder immediately. In addition, if the Patent Rights are upheld Company shall reimburse Hospital for its legal costs and expenses incurred in defending any such challenge.

10.6                        Termination by Company. Company shall have the right to terminate this Agreement by giving ninety (90) days advance written notice to Hospital and upon such termination shall immediately cease all use and Sales of Products and Processes, subject to Section 10.9.

10.7                        Effect of Termination on Sublicenses. Any sublicenses granted by Company under this Agreement shall provide for termination or assignment to Hospital of Company’s interest

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended therein, at the option of Hospital, upon termination of this Agreement or upon termination of any license hereunder under which such sublicense has been granted.

10.8                        Effects of Termination of Agreement. Upon termination of this Agreement or any of the licenses hereunder for any reason, final reports in accordance with Section 5 shall be submitted to Hospital and all royalties and other payments, including without limitation any unreimbursed Patent Costs, accrued or due to Hospital as of the termination date shall become immediately payable. Company shall cease, and shall cause its Affiliates and Sublicensees to cease under any sublicense granted by Company, all Sales and uses of Products and Processes upon such termination, subject to Section 10.9. The termination or expiration of this Agreement or any license granted hereunder shall not relieve Company, its Affiliates or Sublicensees of obligations arising before such termination or expiration.

10.9                        Inventory. Upon early termination of this Agreement other than for Company default, Company, Company Affiliates and Sublicensees may complete and sell any work-in-progress and inventory of Products that exist as of the effective date of termination provided that (i) Company pays Hospital the applicable running royalty or other amounts due on such Net Sales in accordance with the terms and conditions of this Agreement, and (ii) Company, Company Affiliates and Sublicensees shall complete and sell all work-in-progress and inventory of Products within six (6) months after the effective date of termination. Upon expiration of this Agreement, Company shall pay to Hospital the royalties set forth in Section 4.5(a) for Sales of any Product that was in inventory or was a work-in-progress on the date of expiration of the Agreement.

11.                               COMPLIANCE WITH LAW

11.1                        Compliance. Company shall have the sole obligation for compliance with, and shall ensure that any Affiliates and Sublicensees comply with, all government statutes and regulations that relate to Products and Processes, including, but not limited to, those of the Food and Drug Administration and the Export Administration, as amended, and any applicable laws and regulations of any other country in the License Territory. Company agrees that it shall be solely responsible for obtaining any necessary licenses to export, re-export, or import Products or Processes covered by Patent Rights and/or Confidential Information. Company shall indemnify and hold harmless Hospital for any breach of Company’s obligations under this Section 11.1.

11.2                        Patent Numbers. Company shall cause all Products sold in the United States to be marked with all applicable U.S. Patent Numbers, to the full extent required by United States law. Company shall similarly cause all Products shipped to or sold in any other country to be marked in such a manner as to conform with the patent laws and practices of such country.

12.                               MISCELLANEOUS

12.1                        Entire Agreement. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

12.2                        Notices. Any notices, reports, waivers, correspondences or other communications required under or pertaining to this Agreement shall be in writing and shall be delivered by hand, or sent by a reputable overnight mail service (e.g., Federal Express), or by first class mail (certified or registered), or by facsimile confirmed by one of the foregoing methods, to the other party. Notices will be deemed effective (a) three (3) working days after deposit, postage prepaid, if mailed, (b) the next day if sent by overnight mail, or (c) the same day if sent by facsimile and confirmed as set forth above or delivered by hand. Unless changed in writing in accordance with this Section, the notice address for Hospital shall be as follows:

Executive Director, Research Ventures and Licensing
Brigham and Women’s Hospital
101 Huntington Avenue, 4th Floor
Boston, MA 02199

Fax No. (617) 954-9361

12.3                        Amendment; Waiver. This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by an authorized signatory of the Parties or, in the case of a waiver, by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.

12.4                        Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

12.5                        Assignment. Company shall not assign this Agreement or any of its rights or obligations under this Agreement without the prior written consent of Hospital; provided, however, that if Company has fulfilled its diligence obligations as set forth in Section 3, no such consent will be required to assign this Agreement to a successor of the Company’s business to which this Agreement pertains or to a purchaser of substantially all of the Company’s assets related to this Agreement, so long as such successor or purchaser shall agree in writing to be bound by all of the terms and conditions hereof prior to such assignment. Company shall notify Hospital in writing of any such assignment and provide a copy of all assignment documents and related agreements to Hospital within thirty (30) days of such assignment. Failure of an assignee to agree to be bound by the terms hereof or failure of Company to notify hospital and provide copies of assignment documentation shall be grounds for termination of this Agreement for default. Further, neither any rights granted under this Agreement nor any sublicense may be assigned by any Sublicensee without the prior written consent of Hospital.

12.6                        Force Majeure. Neither Party shall be responsible for delays resulting from causes beyond the reasonable control of such Party, including without limitation fire, explosion, flood, war, sabotage, strike or riot, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended performance under this Agreement with reasonable dispatch whenever such causes are removed.

12.7                        Use of Name. Neither Party shall use the name of the other Party or BIDMC, or of any trustee, director, officer, staff member, employee, student or agent of the other Party or BIDMC, or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the party or individual whose name is to be used. For Hospital, such approval shall be obtained from Hospital’s VP of Public Affairs.

12.8                        Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, excluding with respect to conflict of laws, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Each Party agrees to submit to the exclusive jurisdiction of the Superior Court for Suffolk County, Massachusetts, and the United States District Court for the District of Massachusetts with respect to any claim, suit or action in law or equity arising in any way out of this Agreement or the subject matter hereof.

12.9                        Hospital Policies. Company acknowledges that Hospital’s employees and medical and professional staff members and the employees and staff members of Hospital’s Affiliates are subject to the applicable policies of Hospital and such Affiliates, including, without limitation, policies regarding conflicts of interest, intellectual property and other matters. Company shall provide Hospital with any agreement it proposes to enter into with any employee or staff member of Hospital or any of Hospital’s Affiliates for Hospital’s prior review and shall not enter into any oral or written agreement with such employee or staff member which conflicts with any such policy. Hospital shall provide Company, at Company’s request, with copies of any such policies applicable to any such employee or staff member.

12.10                 Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the parties that the remainder of this Agreement shall not be effected thereby. It is further the intention of the parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the parties to such invalid, illegal or enforceable provision, but shall be valid, legal and enforceable.

12.11                 Survival. In addition to any specific survival references in this Agreement, Sections 1, 2.4, 4.2, 4.6, 4.7, 5.3, 5.4, 5.5, 6.4, 8.1, 8.2, 9.2, 9.3, 10.7, 10.8, 10.9, 12.1, 12.2, 12.3, 12.4, 12.7, 12.8, 12.9, 12.10, 12.11, 12.12 and 12.13 shall survive termination or expiration of this Agreement. Any other rights, responsibilities, obligations, covenants and warranties which by their nature should survive this Agreement shall similarly survive and remain in effect.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

12.12                 Interpretation. The parties hereto are sophisticated, have had the opportunity to consult legal counsel with respect to this transaction and hereby waive any presumptions of any statutory or common law rule relating to the interpretation of contracts against the drafter.

12.13                 Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date first written above.

ARIDIS PHARMACEUTICALS		THE BRIGHAM AND WOMEN’S HOSPITAL, INC.

BY:	/s/ Eric Patzer	BY:	/s/Brian Hicks
Name:		Name:

TITLE:	President	TITLE:	Executive Director

DATE:	November 16, 2010	DATE:	November 11, 2010

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Appendix A-1

DESCRIPTION OF PATENT RIGHTS

IPs ID	Title	Ctry	Type	SN	Filing Dt	Patent #	Issue Dt	Status
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Appendix B

DEVELOPMENT PLAN

Pseudomonas Monoclonal Antibody Product Development Plan

Background

Pseudomonas aeruginosa, a ubiquitous gram negative bacterium, has been identified as one of six “superbugs” on the “hit list” of top priority, dangerous pathogens that are becoming increasingly drug resistant”1,2. P. aeruginosa is also the most prevalent/causative pathogen in multi-drug resistant lung infections exceeding even MRSA. P. aeruginosa is an opportunistic pathogen that is a significant problem for critically ill or immunocompromised individuals and poses a particular threat for patients with lung infections, i.e., Hospital acquired gram negative pneumonias (HAP) including: ventilator associated pneumonia (VAP), Healthcare Associated Pneumonia (HCAP), non-CF bronchiectasis and chronic obstructive pulmonary disease (COPD). CF patients, in particular, are susceptible to chronic P. aeruginosa infections with over 80% of adult CF patients chronically infected with P. aeruginosa. Although several inhaled antibiotics, i.e., TOBI, aztreonam, amikacin, ciprofloxacin, have been, or are being developed to treat lung infections their use is limited by antibiotic resistance (both at the institutional and societal level) and in some cases the potential nephrotoxicity and ototoxicity associated with their long term use. Drug resistance is not expected to be a problem with Aerucin, since any selective pressure that may down-regulate alginate expression would result in less virulent non-mucoid Pa strains, which are more susceptible to conventional antibiotics.

Alginate expression is key to colonization, biofilm growth, virulence & immune evasion. The mucoid phenotype involves upregulating its secretion, which consists of 0-1, 4-linked D-mannuronic acid and L-guluronic acid and confers resistance to antibiotics5. In a small subset of adult CF patients, there is a class of phagocytic antibodies (i.e. they activate engulfment and destruction by immune cells) directed against alginate that appear to play a protective role. These patients are not colonized with mucoid P. aeruginosa, have better lung function than chronically colonized patients6, and have a specific class of anti-alginate antibodies that mediate phagocytic killing. Aerucin™ binds to the carboxyl group of the C6 of alginate mannuronic acid, an epitope that is conserved on all Pa alginate, and mediates complement dependent phagocytic killing of both mucoid and non-mucoid P. aeruginosa.

There are multiple therapeutic areas in which P. aeruginosa is a significant pathogen, which can be categorized according to the site of infection. We plan to initially develop these mAbs for lung infections, which are characterized by individuals in a weakened state due to chronic disease or intubation that leaves them particularly susceptible to P. aeruginosa infections. The initial indication will be hospital acquired Gram Negative Pneumonias including ventilator associated pneumonia (VAP), Healthcare Associated Pneumonias (HCAP), and Severe Community Acquired Pneumonias (CAP) with suspected P. aeruginosa8. Subsequently, we will investigate non-CF bronchiectasis, chronic obstructive pulmonary disease (COPD) and cystic fibrosis (CF).

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Business Opportunity in Lung Infections

Lung infection markets are characterized by patients who either have a disruption of the normal protective barrier to infection such as hospital acquired pneumonias or have an underlying chronic disease (CF, non-CF bronchiectasis and COPD) that in any case leaves their lungs in a weakened state and susceptible to infections by P. aeruginosa. Additionally, those patients who are at highest risk for a hospital acquired pneumonia or health care associated pneumonia can be often overlooked if a careful patient history is not conducted. Each of these offers a specific opportunity to treat the infection and improve the disease outcome. The combined market for lung infections is a multi-billion dollar opportunity. With respect to Aerucin and our initial market focus in gram negative pneumonias, we project that Aerucin could achieve in excess of $800 Million globally and possibly greater with a comprehensive phase III development program for Gram negative pneumonias and CF.

Aerucin™ for Gram Negative Hospital Acquired Pneumonias

Nosocomial infections result from treatment in a hospital or hospital-like setting, but are secondary to the patient’s original condition. Direct mortality to HAP is ~50% with approximately 21% of all HAP caused by P. aeruginosa infections. AerucinTM is ideally suited for use in ventilated patients with gram negative pneumonia to improve the clinical outcome and limit systemic exposure to antibiotics. Additionally, a clinical development plan that includes intravenous or inhalation administration (wet or dry application) of Aerucin post extubation potentially improves therapeutic outcomes (full course of therapy) and expands the market opportunity for Aerucin either as continuation therapy or as initial therapy in patients where mechanical ventilation could be avoided by earlier treatment and improved efficacy in moderate to severe gram negative pneumonias.

Aerucin™ for the treatment of lung infections in CF patients

Aerucin can be given under both therapeutic and prophylactic modalities. This is because CF patients are initially infected with non-mucoid P. aeruginosa strains at an early age (median age of 13 months), which then convert to a chronic infection with mucoid strains in >80% of CF patients by 18 years of age”. Thus, Aerucin™ can be used to either prevent the initial infection with P. aeruginosa or therapeutically to control or eradicate the infection. The potential for formulation flexibility (intravenous or inhalation) greatly expands the scope of therapeutic options for the CF patient. Simple I.V. formulation could meet the needs to prevent exacerbations in CF patients who are already required to be hospitalized following an episode; however for chronic everyday use, an inhaled formulation would be more attractive to CF patients. Currently, nebulized liquid formulations can be cumbersome and time consuming considering an average CF patient is taking upwards of 9 medications for their condition at any given time. The future availability of dry powder formulations offer convenience but also have their limitations. These formulations require the patient to effectively self-administer the medication. Dry powder formulations will likely have labeling language excluding patients less than 6 years of age. A liquid formulation of Aerucin administered with an efficient nebulizer will offer the range of therapeutic options to maximize market penetration in the CF population. The current approach for use of TOBI in the CF patient recommends an alternating period of

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended antibiotic therapy for 28 days and then stops therapy for 28 days and resuming therapy for 28 days.

Aerucin™ for prevention of exacerbations and hospitalization in non-CF bronchiectasis and COPD.

Non-CF bronchiectasis and COPD are chronic lung disorders characterized by frequent lung infections and lung exacerbations (2-5 per year) leading to systemic antibiotic use and hospitalization. Each exacerbation increases the risk of antibiotic resistance and loss of lung function. Aerucin™ would be used in this setting to prevent exacerbation and hospitalization.

Preclinical Development

There is published in vitro data of Aerucin™ demonstrating effective phagocytic killing of both mucoid and non-mucoid isolates of Pa in vitro7. Furthermore, Aerucin demonstrated potent in vitro killing activity against a panel of recent P.aeruginosa clinical isolates, both mucoid and non-mucoid, with varying levels of antibiotic resistance to tobramycin and aztreonam (see figure).

Process Development

The stably transfected CHO cell line obtained from Dr. Pier’s lab exhibited a starting yield of 0.01 - 0.02 mg/mL or ~8 pg/cell/day when grown to exhaustion (~day 8) at a cell density limit of ~2x106 cells/mL in serum free F-12 media. Culture conditions were optimized by evaluating culture time, pH, feeding regime, seeding density, agitation speed and serum-free media. Antibody yields of 77 pg/cell/day at day 8 were observed with a cell density of up to 4.4 x106 cells/mL. This represents approximately a 10-fold antibody yield enhancement from the initial starting point of 8 pg/cell/day.

A second cell line expressing F429 mAb was developed to determine if the yields of F429 could be enhanced further. A mouse myeloma cell line NS0 (European Collection of Animal Cell Cultures, ECACC number 85110503) was used as the host cell line to express F429 light and heavy chain variable regions (VL and VH) genes in a single expression vector. NS0 was selected because it can be adapted to grow in protein-free medium and is one of the three most commonly used host cell lines for the production of human and humanized antibodies. A final clinical production cell line, called ‘2H2’, was selected for cell banking, and has been shown to have an initial mAb production yield of ~0.2g/L after 4-6 days without media optimization at 1-3L scale. Antibody produced from suspension cell cultures of these cells, followed by affinity column chromatography purification currently shows a production yield that can support phase 1 and 2 clinical studies.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Formulation Development

Aridis has a proprietary technology to produce room temperature stable powder containing Aerucin for direct inhalation using commercially available dry powder inhalers. However, while dry powder formulations bring several advantages in convenience and patient compliance, a simple refrigerated stable liquid formulation for systemic delivery will initially be developed. Formulations were tested for stability at 2-8°C and 37°C (accelerated condition) for six months to determine the most stable formulation. The data shown in the accompanying figure demonstrated that a simple histidine buffer (10 mM, pH 6.0) is sufficient to stabilize the antibody at 2-8° C.

Preclinical Safety Testing

Non-GLP Studies

Standard in vitro human tissue cross-reactivity studies were performed with tissue panel samples from three unrelated human donors. Preliminary results indicate that there was no cross reactivity to the FDA panel of 40 human tissues.

Preliminary pharmacokinetics study in rodents showed a 2-3 days lung residence time of antibodies delivered by intratracheal administration. Toxicology testing will include single and repeat dose inhalation studies performed with escalating doses in rodents.

GLP Toxicology Testing

Overview. GLP inhalation toxicology testing will be performed at contract laboratory and included in an IND with US FDA. Prior to initiation of tox studies the design and relevance of these studies will be discussed with FDA. There are certain circumstances in which tox studies may not be necessary with human mAbs. Nevertheless, our plans include the likelihood of both acute and repeat dose toxicology studies in two animal species (rodent and non-rodent).

Acute Toxicology Studies In Rodents And Non-Rodents To Determine The Maximum Tolerated Dose (MTD)

•                  Single dose at three dose levels (low, med, and high) — doses will be based on in vitro and in vivo data as well as pharmacokinetic analyses

•                  Administration by intravenous injection

•                  Six animals per group

•                  Study measurements

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

•                              Morbidity, mortality, weight, appearance

•                              Quantitation of treatment antibody in lung by ELISA

Repeat Dose (14 Day) Toxicology Studies In Rodents And Non-Rodents

•                        Dosing frequency based on half life determination from pharmacokinetics

•                        Administration by intravenous injection

•                        Duration of dosing will be —14 days

•                        Three dose levels (low, medium, high)

•                        Six animals per group

•                        Study measurements

•                        Morbidity, mortality, weight, appearance

•                        Quantitation of treatment antibody in lung by ELISA

Clinical Development

Overview. A phase 1 clinical trial will be performed in healthy adults to determine the biodistribution and safety of Aerucin after intravenous administration. Subsequently, a phase 2 clinical trial in adult patients on mechanical ventilation with Gram negative Pseudomonas pneumonia will be conducted to establish safety and clinical cure rate of I.V. Aerucin in the target population. A multicenter pivotal phase 3 trial will expand the number of patients treated and the duration of treatment.

Aerucin TM Phase 1 Safety, Pharmacokinetics, and Dose Escalation Trial in Healthy Adults

•                    18 Healthy adult volunteers (4 active at each dose:2 controls)

•                    Aerucin dose to be evaluated is 1, 2 and 4 mg/kg by IV administration

•                    Multiple dose at maximum tolerated dose if needed (4 active)*

•                    Safety endpoints

•                  Any new onset of medically significant conditions

•                  Serious adverse events (SAEs)

•                  Pulmonary function testing

•                  Safety labs and EKG

•                    Biodistribution endpoints

•                  Systemic clearance

•                  Pharmacokinetics endpoint

•                  Blood and urine levels

*Administration frequency to be determined by initial PK

Aerucin Phase 2 Dose Study in Adults on Mechanical Ventilation

•                         Phase 2, Randomized 1:1 Double Blind Placebo Controlled

•                         40 adults: 1 dose level group (20 patients active : 20 control)

•                  Diagnosed ventilator associated pneumonia or ventilator associated tracheobronchitis

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

•                  Colonized with Pseudomonas aeruginosa**

•                  Concurrent combination antibiotic treatment according to ATS standards

•                          Regimen

•                  Dose at maximum tolerated dose (MTD) level

•                  Dosing frequency determined by PK

•                          Safety endpoints

•                  Non-inferiority in mortality & other AEs to placebo

•                  Serious adverse events (SAEs)

•                  Changes in lung resistance and compliance

•                  Oxygenation

•                  Chemistry & hematology (Cmax, Tmax, trough baseline)

•                          Efficacy endpoints

•                  Clinical cure rate - superiority compared to placebo

•                 Antibiotic utilization during treatment period

•                 Clinical Pulmonary Infection Score (CPIS; improvement by at least 2 points)

•                  Reduction in ventilator days

•                  Reduction in ICU days

•                  Decrease Microbiological recurrence rates

•                  Pseudomonas aeruginosa concentration in lung aspirate & BAL collected serially during therapy

Aerucin TM Phase 3 Safety and Efficacy Trial in Adults on Mechanical Ventilation

•                  Two Randomized, Double-Blind, Placebo-Controlled, Parallel-Group, Multicenter, and Multinational Study in hundreds of adult subjects

•                  Adult Subjects

•                  Intubated and mechanically-ventilated

•                  Microbiologically-confirmed pneumonia caused by gram-negative P. aeruginosa

•                  Compare safety and efficacy of standard of care (ATS) with and without IV Aerucin

•                  Regimen

•                  Dose (frequency TBD) for 7-10 days

•                  Intravenous Aerucin or placebo

•                  Primary Objectives

•                  Superiority in clinical cure rate of adjunctive Aerucin*

•                  Improvement in Clinical Pulmonary Infection Score (CPIS; by at least 2 points)

•                  Reduction in antibiotic utilization during treatment period

•                  Non-inferiority in mortality

•                  Secondary Objectives

•                  Decrease in microbiological recurrence rates with Aerucin

•                  Reduction in ventilator days

•                  Reduction in ICU days

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

•                  Pseudomonas aeruginosa concentration in lung aspirate & BAL collected serially during therapy

*Clinical Cure: Resolution of clinical signs and symptoms of pneumonia and improvement in pulmonary function or lack of progression of abnormalities on chest radiograph assessed by the 7-to 21-day test-of-cure visit.

Aerucin™ Product Development Timelines for treatment of Gram Negative Pseudomonas Pneumonia

Key Scientific Literature

1.                                      The Resistance Phenomenon in Microbes and Infectious Disease Vectors: Implications for Human Health and Strategies for Containment — Workshop Summary, S L Knobler, SM Lemon, M Najafi and T Bourroughs, eds., Forum on Emerging Infections (2003) Institute of Medicine, National Academies Press.

2.                                      IDSA News Release, March 1, 2006, http://www.idsociety.org/Content/NavigationMenu/News_Room1/Bad Bugs_Need_Drugs/IDSA_Releases_Hit_List_Of_Dangerous_Bugs.htm

3.                                      Gibson RL, Pathophysiology and management of pulmonary infections in cystic fibrosis, Am J Respir Crit Care Med. 2003. 168: p. 918-51.

4.                                      Li Z, Longitudinal development of mucoid Pseudomonas aeruginosa infection and lung disease progression in children with cystic fibrosis, JAMA. 2005. 293: p. 581-8.

5.                                      Zielinski NA, Maharaj R, Roychoudhury S, Danganan CE, Hendrickson W and Chakrabarty AM. Alginate Synthesis in Pseudomonas aeruginosa: Environmental Regulation of the algC Promoter. J Bacteriol. 1992. 174:7680-8.

6.                                      Pier GB, et al, Opsonophagocytic killing antibody to Pseudomonas aeruginosa mucoid exopolysaccharide in older noncolonized patients with cystic fibrosis. N Engl J Med, 1987. 317: p. 793-8.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

7.                                      Pier GB, Boyer D, Preston M, Coleman FT, Llosa N, Mueschenborn-Koglin S, Theilacker C, Goldenberg H, Uchin J, Priebe GP, Grout M, Posner M, Cavacini L. Human monoclonal antibodies to Pseudomonas aeruginosa alginate that protect against infection by both mucoid and nonmucoid strains. J Immunol. 2004.173:5671-8.

8.                                      Arlington Medical Resources 2007

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Appendix C
SALES REPORTS

AGREEMENT INCOME REPORT	Royalty Income

BWH Agreement #A107605.05

Licensee -

Sub-Licensee -

Separate reports must be filed for:

1.             Each Product sold.

2.             Each country of sale, if different deductions or royalty rates apply.

Product Name:

Report Time Period:

From      mm/dd/yyyy

To          mm/dd/yyyy

Country of Sale

Quantity Sold

Gross Sales (USD)	$	$	$

Exchange Rate

Deductions (Itemize)

Please list each deduction separately. Use same definition as appears in Agreement and include the contract paragraph as a reference (Std Section 1.17(a)(ii) line item deductions listed below).

A1.
A2.
A3.
A4.
B.

Total Deductions	(	)	(	)	(	)

Net Sales

Royalty Percentage

Credits (itemize)	(	)	(	)	(	)

Royalties Due	$		$		$

PLEASE ATTACH DETAIL SALES REPORTS AS REQUIRED

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Appendix D

AGREEMENT INCOME REPORT	Sublicense Income

BWH Agreement #107605.05

Licensee -

Sub-Licensee -

Separate reports must be filed for Payments associated with each Product:

Product Name:

Report Time Period:

From      mm/dd/yyyy

To          mm/dd/yyyy

Detailed Explanation of Payment

Required for “Other Payment”

Annual Fees/Minimum Royalties	$

Milestone Payments	$

Sublicense Fees and Royalties	$

Other Payment	$

Other Payment	$

Other Payment	$

TOTAL	$

PLEASE ATTACH DETAIL AS REQUIRED

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Appendix E

CONFIDENTIALITY TERMS AND CONDITIONS

1.                                      Definition of Confidential Information. “Confidential Information” shall mean any information, including but not limited to data, techniques, protocols or results, or business, financial, commercial or technical information, disclosed by one Party (each a “Discloser” as applicable) to the other Party (each a “Recipient” as applicable) in connection with the terms of that certain Exclusive License Agreement dated November 10, 2010 (the “License Agreement”) and identified as confidential at the time of disclosure (the “Purpose”). Hospital’s Confidential Information shall also include all information disclosed by Hospital to Company in connection with the Patent Rights. Company’s Confidential Information shall also include all reports made pursuant to the License Agreement, including without limitation the development report appended to the license Agreement, and all royalty reports and related data; as well as all data disclosed in any audit or review performed by Hospital. Capitalized terms used in this Appendix that are not otherwise defined herein have the meanings ascribed in the License Agreement to which this Appendix is attached and made a part thereof.

2.                                      Exclusions. “Confidential Information” under this Agreement shall not include any information that (i) is or becomes publicly available through no wrongful act of Recipient; was known by Recipient prior to disclosure by Discloser, as evidenced by tangible records; (ii) becomes known to Recipient after disclosure from a third party having an apparent bona fide right to disclose it; (iv) is independently developed or discovered by Recipient without use of Discloser’s Confidential Information, as evidenced by tangible records; or (v) is disclosed to another party by Discloser without restriction on further disclosure. The obligations of confidentiality and non-use set forth in this Agreement shall not apply with respect to any information that Recipient is required to disclose or produce pursuant to applicable law, court order or other valid legal process provided that Recipient promptly notifies Discloser prior to such required disclosure, discloses such information only to the extent so required and cooperates reasonably with Discloser’s efforts to contest or limit the scope of such disclosure.

3.                                      Permitted Purpose. Recipient shall have the right to, and agrees that it will, use Discloser’s Confidential Information solely for the Purpose as described in the License Agreement, except as may be otherwise specified in a separate definitive written agreement negotiated and executed between the parties.

4.                                      Restrictions. For the term of the License Agreement and a period of three (3) years thereafter (and indefinitely with respect to any individually identifiable health information disclosed by Hospital to Company, if any), each Recipient agrees that: (i) it will not use such Confidential Information for any purpose other than as specified herein, including without limitation for its own benefit or the benefit of any other person or entity; and (ii) it will use reasonable efforts (but no less than the efforts used to protect its own confidential and/or proprietary information of a similar nature) not to disclose such Confidential Information to any [ORIGINAL DOCUMENT ENDS HERE]